Exhibit 8(c)

                                    EXHIBIT A

      The Fund desires to retain the Transfer Agent to serve as the Fund's transfer agent, registrar and dividend disbursing agent with respect to each class of shares, par value $.001 per share, of the Portfolios listed below and the Transfer Agent is willing to furnish such services.

                                   PORTFOLIOS

    Money Market Portfolio
    U.S. Treasury Money Market Portfolio
    Municipal Money Market Portfolio
    New Jersey Municipal Money Market Portfolio
    North Carolina Municipal Money Market Portfolio
    Ohio Municipal Money Market Portfolio
    Pennsylvania Municipal Money Market Portfolio
    Virginia Municipal Money Market Portfolio
    Mid-Cap Value Equity Portfolio
    Mid-Cap Growth Equity Portfolio
    Small Cap Value Equity Portfolio
    Small Cap Core Equity Portfolio
    Small Cap Growth Equity Portfolio
    Global Science & Technology Opportunities Portfolio
    International Opportunities Portfolio
    Index Equity Portfolio
    Asset Allocation Portfolio
    U.S. Opportunities Portfolio
    Exchange Portfolio
    Small/Mid-Cap Growth Portfolio
    Aurora Portfolio
    Capital Appreciation Portfolio
    Health Sciences Opportunity Portfolio
    Global Resources Portfolio
    All-Cap Global Resources Portfolio
    Global Opportunities Portfolio
    International Diversification Fund

      Release. "BlackRock Funds" and "Trustees of BlackRock Funds" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "BlackRock Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only

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the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

Agreed to and accepted as of ___________________ _____, 2008.

BlackRock Funds

By: _______________________________

PNC Global Investment Servicing (U.S.) Inc.

By: _______________________________


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